Exhibit 4.2

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ANDOVER MEDICAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

2006-B-1

WARRANT TO PURCHASE SHARES
OF THE COMMON STOCK OF
ANDOVER MEDICAL, INC.
(Void after Expiration Date – December 22, 2011)

Issue Date: December 22, 2006

This certifies that                  or his successors or assigns (“Holder”) shall be entitled to purchase from Andover Medical, Inc., a Delaware corporation (“Company”), having its principal place of business at 510 Turnpike Street, Suite 204, N. Andover, MA 01845,            fully paid and non-assessable shares (“Warrant Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”), at a price per share equal to the Exercise Price (as defined below).

This Warrant is being issued to the Holder in connection with the offering of up to 100 units (the “Units”) at a price of $50,000 per Unit (the “Offering”), or a maximum Offering of $5,000,000 with an over-subscription option of $1,000,000, pursuant to a confidential private placement memorandum, dated November 14, 2006, as supplemented.  Each Unit will consist of (i) fifty shares of Series A Convertible Preferred Stock of the Corporation, par value $.001 per share (“Series A Preferred Stock”), with a Face Value of $1,000 per share, with each share initially convertible into 2,857 shares, or an aggregate of 142,850 shares per Unit, of common stock, $.001 par value (“Common Stock”) at $0.35 per share of Common Stock (the “Offering Price”), (ii) warrants to purchase 142,850 shares of Common Stock exercisable for a period of five years at $0.35 per share (“A Warrant”), and (iii) warrants to purchase 142,850 shares of Common Stock exercisable for a period of five years at a price of $0.35 per share (this “Warrant”). This Warrant is one of several which will be identical except for names and amounts.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Subscription Agreement.

The initial exercise price (“Exercise Price”) of this Warrant will be equal to $0.35 per share, subject to adjustment upon the occurrence of the events described in Section 2 of this Warrant.

This Warrant shall be immediately exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Eastern Standard time) on the fifth anniversary of the Effective Date of the Registration Statement (the “Expiration Date”); provided, however, if such date is not a Business Day, then on the Business Day immediately following such date).  “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized by law to close.  This Warrant is exercisable in whole or in part upon the surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with a form of subscription in substantially the form attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised as determined in accordance with the provisions hereof.

1.     Exercise; Issuance of Certificates; Payment for Shares.

1.1                               General.  This Warrant is exercisable in full, or in part, in increments of 1,000 shares, except for the final exercise which may be for the remainder, at the option of the Holder of record at any time or from time to time, up to the Expiration Date for all of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder.  In the case of the exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new  Warrant Certificate or Warrant Certificates of like tenor for the balance of such Warrants. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the exercise notice (attached hereto as Schedule A or B) is delivered to the Company via facsimile; provided, however, that in such case this Warrant shall be surrendered to the Company within three (3) business days.  Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised, and in any event, within three business days of such exercise and delivery of the Exercise Price.  The Company shall, no later than the close of business on the first business day following the date on which the Company receives the exercise notice by facsimile transmission issue and deliver to the Company’s Transfer Agent irrevocable instructions to issue and deliver or cause to be delivered to such Holder the number of Warrant Shares exercised within two business days thereafter by either express mail or hand delivery.  Each Common Stock certificate so delivered shall be in such denominations of 1,000 or more shares of Common Stock, in increments of 1,000, as may be requested by the Holder hereof and shall be registered on the Company’s books in the name designated by such Holder, provided that no Holder of this Warrant shall be permitted to exercise any warrants to the extent that such exercise would cause any Holder to be the beneficial owner of 5% or more of the then outstanding Company’s Common Stock, at that given time.  This limitation shall not be deemed to prevent any Holder from acquiring more than an aggregate of 5% of the Common Stock, so long as such Holder does not beneficially own, or have the right to beneficially own, 5% or more of the Company’s Common Stock at any given time.

1.2                               Exercise for Cash

This Warrant may be exercised, in whole at any time or in part from time to time, prior to the Expiration Date, by the Holder by the facsimile delivery of the exercise notice, as attached hereto, on the date of the exercise and by surrender of this Warrant within three (3) business days from the exercise day at the address set forth hereof, together with proper payment of the aggregate Exercise Price payable hereunder for the Warrant Shares (“Aggregate Warrant Price”), or the proportionate part thereof if this Warrant is exercised in part.  Payment for the Warrant Shares shall be made by wire, or check payable to the order of the Company.  If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares.  Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

1.3                               Cashless Exercise

If commencing on the date that is one year following the final closing of the Offering, an effective Registration Statement is not available for the resale of all of the Warrant Shares issuable hereunder at the time an exercise notice is delivered to the Company (either due to the inability of the Company to have the Securities and Exchange Commission declare such Registration Statement effective on or prior to such date or to maintain the effectiveness of such Registration Statement for the duration of the period prescribed in the Registration Statement), the Holder may pay the Exercise Price through a cashless exercise (a “Cashless Exercise”), as hereinafter provided.  The Holder may effect a Cashless Exercise by surrendering this Warrant to the Company and noting on the exercise notice that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y x (A-B)/A

where:

X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrant Shares with respect to which this Warrant is being exercised;

A = the Market Price (as defined in Section 2.4(ii)(C) below) as of the Exercise Date; and

B = the Exercise Price.

For purposes of Rule 144, it is intended and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares required by Rule 144 shall be deemed to have been commenced, on the date this Warrant was originally issued by the Company.

1.4                               SHARES TO BE FULLY PAID; RESERVATION OF SHARES.  The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, when and as required to provide for the exercise of the rights represented by this Warrant.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock or other securities may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise other than as required by Section 7.7 herein.  The Company will not take any action which would result in any adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock or equity securities then authorized by the Company’s Certificate of Incorporation, as amended (“Company Charter”).

1.5                               BUY-IN.  In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder on or after the Exercise Date of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.  Notwithstanding the foregoing, the Company shall have no liability under this subsection for the Buy-In Price if it has compiled with the requirements of subsection 1.1 above and, notwithstanding it using its best efforts to have its transfer agent deliver the Warrant Shares to the Holders within three trading days of the Holder’s request, such Warrant Shares are not delivered on a timely basis.

1.6                               TRUSTEE FOR WARRANT HOLDERS. In the event that a bank or trust company shall have been appointed as trustee for the Holder of the Warrants pursuant to Subsection 2.3.3, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

2.     DETERMINATION OR ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES.  The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 2.  Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

2.1                               Subdivision or Combination of Common Stock.  In  case  the  Company shall at any time subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined or reclassified into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.  Notwithstanding the preceding sentence, for a 12-month period commencing on the Effective Date the Exercise Price and the number of shares of Common Stock issuable upon the exercise of this Warrant shall not be adjusted in the event of a reverse stock split or any similar recapitalization of the Company.

2.2                               Dividends in Common Stock, Other Stock, Property, Reclassification.  If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefore:

2.2.1                                 Stock, Common Stock or any shares of capital stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

2.2.2                                 Any cash paid or payable otherwise than as a cash dividend, or

2.2.3                                 Common Stock or additional capital stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 2.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock or other capital stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (2.2.2) above and this clause (2.2.3)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

2.3                               Reorganization, Reclassification, Consolidation, Merger, Sale or Dissolution.

2.3.1                                                                     If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right, upon exercise of this Warrant, to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant.  In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder, upon Holder’s exercise of this Warrant and payment of the purchase price in accordance with the terms hereof, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

2.3.2                                                                     No adjustment of the Exercise Price, however, shall be made in an amount less than $.02 per Share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.02 per Share or more.

2.3.3                                                                     In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrants after the effective date of such dissolution pursuant to this Subsection 2.3.3 to a bank or trust company (a “Trustee”) having its principal office in New York, NY, as trustee for the Holder of the Warrants.

2.4          Dilutive Issuances.

(i)            Adjustment Upon Dilutive Issuance.  If, at any time prior to the Expiration Date, the Company issues or sells any shares of Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock or other securities which are so convertible or exchangeable) (collectively, “Common Stock Equivalents”) for per share consideration less than the Exercise Price on the date of such issuance or sale, (a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Offering Price, such issuance shall be deemed to have occurred for less than the Offering Price) then the Exercise Price shall be adjusted to 171% of the adjusted Offering Price equal to the price paid for the shares of Common Stock (or Common Stock Equivalents) so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock or Common Stock Equivalents so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below).  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(ii)           Effect On Exercise Price Of Certain Events.  For purposes of determining the adjusted Exercise Price under subparagraph (i) of this paragraph 2.4, the following will be applicable:

(A)          Issuance of Common Stock Equivalents.  If the Company issues or sells any Common Stock Equivalents, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Offering Price in effect on the date of issuance or sale of such Common Stock Equivalents, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Common Stock Equivalents shall, as of the date of the issuance or sale of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Company for such price per share.

(B)           Change in Conversion Rate.  If, following an adjustment to the Exercise Price upon the issuance of Common Stock Equivalents pursuant to a Dilutive Issuance, there is a change at any time in (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Common Stock Equivalents; or (z) the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), then in any such case, the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(C)          Calculation of Consideration Received.  If any Common Stock or Common Stock Equivalents are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor.  In case any Common Stock or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration other than cash expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Market Price thereof on the date of receipt. The term “Market Price” means, as of a particular date, the average of the high and low price of the Common Stock for the ten (10) consecutive Trading Days occurring immediately prior to (but not including) any given date, as reported in the principal market where the Company’s securities are traded.  In case any Common Stock or

Common Stock Equivalents are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock or Common Stock Equivalents. The independent members of the Company’s Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities.

(D)          Issuances Without Consideration Pursuant to Existing Securities.  If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any anti-dilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Common Stock Equivalents outstanding as of the date hereof, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration.

(iii)          Exceptions To Adjustment Of Exercise Price.  Notwithstanding the foregoing, no adjustment to the Exercise Price shall be made pursuant to this paragraph (c) upon the issuance of any Excluded Securities.  For purposes hereof, “Excluded Securities” means (i) the issuance of shares of Common Stock upon the conversion of Series A Preferred Stock and the A and B Warrants issued in the Offering; (ii) the issuance of shares of Common Stock, Convertible Securities or Rights to the Corporation’s management team as compensation, or the issuance of shares of Common Stock upon exercise of Convertible Securities or Rights, or issuance of Convertible Securities or Rights to the officers, employees, directors, consultants or advisors to the Corporation pursuant to any stock option plan, stock purchase plan, or other arrangement approved by the Board;  (iii) the issuance of shares of Common Stock, convertible securities or rights in a merger or acquisition by the Corporation approved by the Board; (iv) the issuance of shares of Common Stock, convertible securities or rights to financial institutions or lessors, pursuant to a commercial credit arrangement, equipment financing transaction, or a similar transaction, or in connection with a strategic partnership approved by the Board; (v) the issuance of securities in a registered public offering; (vi) the issuance of securities pursuant to the exercise of currently outstanding options, warrants, notes or other rights to acquire Common Stock of the Corporation; or (vii) the issuance of shares of Common Stock, convertible securities or rights approved by the Corporation’s shareholders.

(iv)          Adjustments; Additional Shares, Securities or Assets.  In the event that at any time, as a result of an adjustment made pursuant to this Section 2.4, each Holder shall, upon conversion of such Holder’s Warrants, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section  2.4.

2.5          Certain Events.  If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 2 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give the Holder of the  Warrant upon exercise for the same aggregate Exercise Price the total number, and kind of shares as he would have owned had the  Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

2.6          Notices of Change.

2.6.1                        Upon any determination or adjustment in the number or class of shares subject to this Warrant and of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such determination or adjustment.

2.6.2                        The Company shall give written notice to the Holder at least 20 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

2.6.3                          The Company shall also give written notice to the Holder at least 20 days prior to the date on which an Organic Change shall take place.

3.     ISSUE TAX.  The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

4.     CLOSING OF BOOKS.  The Company will at no time close its transfer books against the transfer of any warrant or of any shares of stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

5.     NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote as a shareholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant, the interest represented hereby, or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised, subject to the Holder’s rights under Section 2 of this Warrant.  The Holder of this

Warrant shall receive all notices as if a shareholder of the Company.  No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

6.     RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT.  The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

7.     Further Representations, Warranties and Covenants of the Company.

7.1                               Articles and Bylaws.  The Company has made available to the Holder true, complete and correct copies of the Company’s Charter and Bylaws, as amended, through the date hereof.

7.2                               Due Authority.  The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant is not inconsistent with the Company Charter or Bylaws and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

7.3                               Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any filing required by applicable federal and state securities laws, which filing will be effective by the time required thereby.

7.4                               Issued Securities.  All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All outstanding shares of capital stock were issued in full compliance with all federal and state securities laws.

7.5                               Exempt Transaction.  Subject to the accuracy of the Holders’ representations in Section 8 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, or upon the applicable exemption under Regulation D, and (ii) the qualification requirements of the applicable state securities laws.

7.6                               Compliance with Rule 144.  At the written request of the Holder, who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to the Holder, within five (5) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

7.7                               Registration.  Within 30 days following the final closing of this Offering (the “Scheduled Filing Date”), the Company shall file with the Securities and Exchange Commission an initial registration statement (the “Registration Statement”) under the Securities Act, covering, inter alia, the resale of the shares of Common Stock underlying the Warrants.  In the event the Registration Statement is not filed on or before the Scheduled Filing Date or declared effective within 120 days from the Scheduled Filing Date, the Company shall pay investors, within 5 calendar days of the end of each month the Company is in violation of the foregoing, liquidated damages of two (2%) percent of the dollar amount invested (pro-rated for partial months) for a maximum of eight (8) months commencing on the Scheduled Filing Date and/or 90 days thereafter.  The payments may be made in cash or Common Stock at the Company’s sole discretion.  The Company agrees to keep the Registration Statement effective until expiration of the Warrants.

7.8                               Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on such date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 promulgated thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%.  The restriction described in this paragraph may be revoked upon seventy-five (75) days prior notice from the Holder to the Company.  The Holder may allocate which of the equity of the Company deemed beneficially owned by the Subscriber shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

8.             Representations and Covenants of the Holder.

8.1                               This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

8.1.1                                      Investment Purpose.  The Warrant or the Common Stock issuable upon exercise of the Warrant will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

8.1.2                                      Private Issue.  The Holder understands (i) that the Warrant and the Common Stock issuable upon exercise of this Warrant are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 8.

8.1.3                                      Disposition of Holders Rights.  In no event will the Holder make a disposition of the Warrant or the Common Stock issuable upon exercise of the Warrant unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available.  Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the Holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Holder at its request by the staff of the SEC or a ruling shall have been issued to the Holder at its request by the SEC stating that no action shall be recommended by such staff or taken by the SEC, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.

Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of a share of stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such Holder, one or more new certificates for the  Warrant or for such shares of stock not bearing any restrictive legend.

8.1.4                                      Financial Risk.  The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

8.1.5                                      Risk of No Registration.  The Holder understands that if the Company does not file reports pursuant to Section 15(d) and/or Section 12(g), of the Securities Exchange Act of 1934 (“1934 Act”), or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the  Warrant, or (ii) the Common Stock issuable upon exercise of the  Warrant, it may be required to hold such securities for an indefinite period.  The Holder also understands that any sale of the Warrant or the Common Stock issuable upon exercise of the  Warrant which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

8.1.6                                      Accredited Investor.   The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

9.             MODIFICATION AND WAIVER.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by (a) the party against which enforcement of the same is sought or (b) the Company and the holders of at least a majority of the number of shares into which the  Warrants are exercisable (without regard to any limitation contained herein on such exercise), it being understood that upon the satisfaction of the conditions described in (a) and (b) above, each Warrant (including any Warrant held by the Holder who did not execute the agreement specified in (b) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.  Notwithstanding the foregoing, no modification to this Section 9 will be effective against any Holder without his consent.

10.          Transfer of this Warrant.  The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the 1933 Act.  Upon such transfer or other disposition (other than a pledge), the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder another Warrant(s) of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder another Warrant for the remaining number of Warrant Shares.

11.          NOTICES.   Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon (i) personal delivery, against written receipt thereof, (ii) delivery via facsimile or e-mail as set forth below (iii) two business days after deposit with Federal Express or another nationally recognized overnight courier service, or (iv) five business days after being forwarded, postage paid, via certified or registered mail, return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice.

12.          BINDING EFFECT ON SUCCESSORS; BENEFIT.  As provided in Section 2.3 above, this Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.  All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.  This Warrant shall be for the sole and exclusive benefit of the Holder and nothing in this Warrant shall be construed to confer upon any person other than the Holder any legal or equitable right, remedy or claim hereunder.

13.          DESCRIPTIVE HEADINGS AND GOVERNING LAW.  The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of the State of Delaware.

14.          LOST WARRANTS.  The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated  Warrant.

15.          FRACTIONAL SHARES.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 29th day of March, 2007.

Andover Medical, Inc.,
a Delaware corporation

By:
	Name:	Edwin A. Reilly
	Title:	Chief Executive Officer

Address:
Andover Medical, Inc.
510 Turnpike Street, Suite 204
N. Andover, MA 01845

Phone:(978) 557-1001
	Fax:	(978) 557-1004
E-mail: ereilly@andovermedical.com

SCHEDULE  A

SUBSCRIPTION FORM

Date:                              ,

Andover Medical, Inc. - Attn:  President

Ladies and Gentlemen:

The undersigned hereby elects to exercise the Warrant issued to it by Andover Medical, Inc.  (“Company”) and dated January __, 2007. (“Warrant”) and to purchase thereunder                                  shares of the Common Stock of the Company (“Shares”) at a purchase price of                  ($.35) per Share or an aggregate purchase price of                                     Dollars ($          ) (“Exercise Price”).

Pursuant to the terms of the Warrant, the undersigned has delivered the Exercise Price herewith in full in cash or by certified check or wire transfer.

The undersigned is an accredited investor as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).  The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the Warrant shall be made pursuant to registration of the Common Stock under the 1933 Act or pursuant to an exemption from registration under the 1933 Act.

Very truly yours,

ASSIGNMENT

To Be Executed by the Holder

in Order to Assign Warrants

FOR VALUE RECEIVED,
                                                                                                         hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

[please print or type name and address]

                     of the Class B Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints                                           Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:	x
Signature Guaranteed

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR MIDWEST STOCK EXCHANGE.